AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 16, 2021

Registration No. 333-191049

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 14 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STEADFAST APARTMENT REIT, INC.

(IRSTAR Sub, LLC, as successor by merger to Steadfast Apartment REIT, Inc.)

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation or organization)

36-4769184

(I.R.S. Employer Identification Number)

c/o Independence Realty Trust, Inc.

1835 Market Street, Suite 2601

Philadelphia, Pennsylvania 19103

(267) 270-4800

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

c/o Independence Realty Trust, Inc.

James J. Sebra

Chief Financial Officer and Treasurer

1835 Market Street, Suite 2601

Philadelphia, Pennsylvania 19103

(267) 270-4800

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Heath D. Linsky

Mary Katherine Rawls

Morrison & Foerster LLP

3500 Lenox Road, Suite 1500

Atlanta, GA 30326

Tel: (404) 490-4444

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

This Post-Effective Amendment No. 14 to the Registration Statement on Form S-3 (Registration No. 333-191049) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

DEREGISTRATION OF SHARES OF COMMON STOCK

This Post-Effective Amendment No. 14 amends the Form S-11 Registration Statement on Form S-3, File No. 333-191049 (the “Registration Statement”) of Steadfast Apartment REIT, Inc., a Maryland corporation (the “Company”), which was originally filed with the Securities and Exchange Commission (the “SEC”) on September 6, 2013, and subsequently amended by Post-Effective Amendment No. 13 to Form S-11 on Form S-3, filed with the SEC on May 4, 2020, to register up to 10,000,000 shares of the Company’s common stock, par value $0.01 per share, to be sold pursuant to the Company’s distribution reinvestment plan.

Effective December 16, 2021, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of July 26, 2021, by and among Independence Realty Trust, Inc., a Maryland corporation (“IRT”), Independence Realty Operating Partnership, LP, a Delaware limited partnership, IRSTAR Sub, LLC, a Maryland limited liability company and direct wholly owned Subsidiary of IRT (“Merger Sub”), the Company, and Steadfast Apartment REIT Operating Partnership, L.P., a Delaware limited partnership, the Company merged with and into Merger Sub, with the Merger Sub surviving the merger as a wholly owned subsidiary of IRT (the “Merger”), at which time the separate corporate existence of the Company ended.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, IRSTAR Sub, LLC, as successor by merger to the Registrant, certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements for filing on Form S-3 and the Registrant has duly caused this post-effective amendment to the Registration Statement to be signed on the Registrant’s behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, State of Pennsylvania, on December 16, 2021.

IRSTAR SUB, LLC (as successor by merger to Steadfast Apartment REIT, Inc.)

By: Independence Realty Trust, Inc., a Maryland corporation, its sole member

DATE: December 16, 2021.	By:	/s/ James J. Sebra
		Name:	James J. Sebra
		Title:	Chief Financial Officer and Treasurer